Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Reports Net Income of $1.4 Million, or $0.03 per Diluted Share, for the First Quarter of 2017 and Declares $0.02 Quarterly Dividend per Share

•	Investment Activity – New funded direct credit investments totaled $330 million in the first quarter, down from $628 million last quarter, but up 10% from $300 million in the same quarter last year.
•

Managed Assets – Managed loans and credit investments decreased slightly from the prior quarter to $6.6 billion due to the amortization and redemption of older managed CLOs issued in 2006 and 2007, which was partly offset by growth in loans held-for-sale and assets managed in middle market direct lending funds.

•

Net Interest Margin – The margin narrowed to 1.45% for the first quarter from 1.96% in the fourth quarter as rising index rates and debt prepayment expenses drove the cost of funds higher and the yield on interest earning assets decreased due to lower deferred fee recognition on loan prepayments and an increase in low yielding liquid investments as a percentage of assets.

•

Revenue – Total revenue[1] decreased by $20.3 million from the prior quarter to $20.1 million in the first quarter despite a $2.3 million increase in fee income from asset management and capital markets activities.  The change was due primarily to a $6.7 million decrease in net interest income and negative market value adjustments totaling $2.7 million in the first quarter.  Revenue in the prior quarter also included a $6.7 million gain on the sale of the equipment finance business and $9.6 million of positive mark-to market adjustments.

•

Credit – Credit costs increased $3.5 million from the prior period to $6.1 million due primarily to specific provision expense on a single legacy loan in connection with an expected sale of the obligor, while net charge-offs decreased $13.4 million from the prior period to $5.5 million in the first quarter.

•	Expenses – Operating expenses decreased by $7.8 million, or 40.2%, from the prior period to $11.6 million as the company achieved planned cost saving targets.
•

Capital Management – Returned approximately $10 million to stockholders in the first quarter through share repurchases and dividends.  Book value per share increased to $15.21 as of March 31, 2017, up $0.09 from the end of the prior quarter.

•	Quarterly Dividend – Board of Directors declared a quarterly dividend of $0.02 per share of common stock payable on June 15, 2017 to shareholders of record on May 30, 2017.

Boston, May 3, 2017 – NewStar Financial, Inc. (NASDAQ: NEWS) (“NewStar” or the “Company”), an internally-managed, middle market direct lender and credit-oriented asset manager, today announced financial results for its first quarter of 2017, reporting net income of $1.4 million, or $0.03 per diluted share. These results compare to net income of $10.3 million, or $0.23 per diluted share in the fourth quarter of 2016 and $4.0 million, or $0.09 per diluted share in the first quarter of 2016. Operating income before income taxes was $2.4 million for the first quarter of 2017 compared to $18.4 million for the fourth quarter of 2016 and $6.9 million in the first quarter of 2016.

Tim Conway, NewStar’s Chairman and Chief Executive Officer, commented on the Company’s performance: “During the first quarter, we continued to make progress on the transition of our business model from a bank-styled, commercial lender to a hybrid asset manager focused on the credit markets.  We achieved our cost saving targets, reducing expenses by nearly a third in the first quarter.  We also capitalized on market conditions to refinance and reset CLOs, extending investment periods and lowering the cost of funding for investors, while launching marketing efforts for new managed funds employing middle market investment strategies.  We also continued to execute our capital management programs, returning nearly $10 million to stockholders through accretive share repurchases and dividends.  More

[1]	Total revenue is defined as the sum of net interest income and non-interest income importantly, we continue to explore other steps needed to accelerate the company’s transition and unlock value for our shareholders.”

Dividend Policy

•

During the quarter, the Company’s Board of Directors adopted a new dividend policy and declared the Company’s first dividend, which was paid on March 17, 2017, to shareholders of record at the close of business on March 2, 2017.

•

On May 2, 2017, the Company’s Board of Directors declared a quarterly dividend of $0.02 per share of common stock to be paid on June 15, 2017, to shareholders of record at the close of business on May 30, 2017.

•	The declaration and payment of future dividends will be subject to the board’s approval.

Managed and Owned Investment Portfolios

•

Total new funded direct credit investments were $330 million in the first quarter of 2017 compared to $628 million in the prior quarter and $300 million in the same quarter last year.  The pace of investment compared to the fourth quarter reflected a typical seasonal pattern and was up 10% from the comparable prior quarter as demand for acquisition financing derived from middle market leverage buyout activity improved amid an increase in M&A activity.  The impact of higher loan demand was tempered somewhat by an increase in market liquidity.

•

Balance sheet runoff from scheduled amortization, prepayments and loan sales totaled approximately $366 million in the first quarter, or 10.2% of loan and investment balances at the beginning of the period, down from $405 million in the prior quarter.  Runoff in the first quarter included $296 million of prepayments, $34 million of loan sales and $37 million of contractual amortization compared to prepayments of $303 million, loan sales of $19 million and amortization of $82 million in the prior quarter.

•	Average yields on new middle market loans and other directly originated credit investments in the first quarter were 6.6%, consistent with the prior two quarters.
•

Loans and other investments outstanding, excluding assets managed for third parties, increased by $29 million, or 0.8%, from the prior quarter.  Compared to the first quarter of 2016, loans and investments decreased by $114 million, or 3.1%, due primarily to the sales of the asset-based lending and equipment finance businesses in the first and fourth quarters of 2016, respectively.

•

The Leveraged Finance loan portfolio increased by $28.5 million during the first quarter to $3.6 billion due primarily to an increase in loans-held-for-sale targeted for managed funds, and was up $130 million from the prior year as new investment activity outpaced run-off.  Commercial real estate loans were less than $11 million at the end of the first quarter compared to $79 at the same time last year.

•

Assets held in managed funds decreased by $168 million in the first quarter to approximately $3.4 billion and were up $409 million from the same time last year.  The decrease from the prior quarter was due to expected amortization and redemption of CLOs backed by broadly syndicated loans that were past their re-investment periods.

•

The owned loan portfolio remained defensively positioned - balanced across industry sectors and highly diversified by issuer. As of March 31, 2017, no outstanding borrowings by a single obligor represented more than 1.0% of total loans outstanding, and the ten largest obligors comprised approximately 7.9% of the loan portfolio.

•	During the first quarter, the Company completed refinancings of two managed CLOs for investors, capitalizing on favorable market conditions to reduce the cost of funding.
•

After quarter-end, NewStar also completed another refinancing of a CLO and what is known as a “reset” of an existing $500 million managed CLO called Longfellow Place in a transaction that extended the investment period by four years among other things.

Net Interest Income / Margin

•

Net interest income decreased by $6.7 million to $14.0 million in the first quarter compared to $20.7 million in the prior quarter.  Compared to the first quarter of last year, net interest income decreased by $8.5 million, or 37.9%.  The decrease was due primarily to lower interest income resulting from a decrease in average loan balances and portfolio yields and higher cost of funds driven by rising LIBOR index rates.

•	The portfolio yield was 6.29% in the first quarter compared to 6.53% in the prior quarter and 6.28% in the comparable period in the prior year.
•

Funding costs were 4.99% in the first quarter, up from 4.83% in the fourth quarter and 4.56% in the comparable period in the prior year due to increasing LIBOR index rates, acceleration of capitalized financing fees in connection with early debt retirement and higher average cost of funds for new CLO issuance.

•	As a result, the net interest margin narrowed to 1.45% for the first quarter of 2017 compared to 1.96% for the prior quarter and 2.21% in the first quarter of 2016.

Non-Interest Income

•

Non-interest income decreased by $13.6 million to $6.2 million for the first quarter of 2017 compared to $19.8 million in the prior quarter and $19.2 million in the same period last year. The change reflected a $7.9 million decrease in net unrealized gains on loans held for sale and negative mark to market adjustments totaling $2.8 million compared to positive adjustments of $1.8 million in the prior quarter, which was partially offset by a $2.3 increase in fee and asset management income.  The decrease also reflected the impact of a $6.7 million gain recognized in the prior quarter on the sale of the equipment finance platform and related assets.

•	Other non-interest income items in the first quarter of 2017 were centered in asset management fees of $3.6 million and $3.2 million of capital markets-related fees.

Credit Performance

•	Provision expense was $6.1 million in the first quarter, up from $2.6 million in the prior quarter, but down from $17.7 million in the same quarter last year.
•

Total net specific provision expense increased by approximately $3.8 million in the first quarter to $6.3 million compared to $2.5 million in the prior quarter and $16.6 million in the same quarter last year.  Provisioning activity in the first quarter included a $4.5 million specific charge in connection with the expected sale of a borrower in connection with the resolution of a long-term work-out.

•	Net charge-offs in the first quarter of 2017 were $5.5 million compared to $18.9 million in the prior quarter.
•

The allowance for credit losses was $52.1 million, or 1.85% of consolidated loans and approximately 50.7% of non-performing loans (NPLs), at March 31, 2017, compared to $51.4 million, or 1.76% of consolidated loans and approximately 51.8% of NPLs, at December 31, 2016.

•

Non-performing loans increased slightly to $102.8 million, or 3.18% of loans held for investment at March 31, 2017, compared to $99.2 million or 2.99% of loans held for investment at the end of the prior quarter.

Expenses

•

Total operating expenses for the first quarter decreased by $7.8 million to $11.6 million compared to $19.5 million in the prior quarter, reflecting targeted cost savings despite elevated transaction-related expenses recognized in connection with the reset of the 2013-1 CLO.

•	As a result, expenses as a percentage of average assets under management decreased to 0.68% in the fourth quarter compared to 1.15% in the prior quarter.
•	Adjusted operating expenses, which excludes non-cash equity compensation and severance costs, were $10.8 million in the first quarter down from $15.0 million during the fourth quarter.
•

The Company had 68 full-time employees at March 31, 2017 compared to 69 full-time employees at December 31, 2016 and 95 employees at March 31, 2016.  The reduction in staffing levels during 2016 reflects the sale of the asset-based lending and equipment finance businesses, as well as other related strategic initiatives to streamline operations.

Income Taxes

•

Deferred income taxes decreased $0.2 million to $40.6 million as of March 31, 2017.  The decrease was driven primarily by timing differences related to compensation expense recognition and changes in available for sale securities, which was partly offset by activity in the allowance for credit losses.

•	Approximately $25.9 million and $7.6 million of the net deferred tax asset as of March 31, 2017 were related to our allowance for credit losses and incentive compensation, respectively.

Funding and Capital

•	Total cash and equivalents as of March 31, 2017 were $324.7 million, of which $15.4 million was unrestricted.
•

Unrestricted cash decreased to $15.4 million at March 31, 2017 from $154.5 million at the end of the prior quarter due primarily to cash management activities, including discretionary repayment of advances under credit facilities and temporary investments in liquid loans.  Total available liquidity was $118 million at March 31, 2017, including unrestricted cash and $102.5 million of collateralized availability under credit facilities.

•

Restricted cash increased by $46.7 million to $309.4 million at March 31, 2017 due primarily to cash collections on assets held in CLOs and other special purpose vehicles (SPVs) ahead of settlement dates, when restricted cash is disbursed to various stakeholders, including the Company.

•	Advances under credit facilities decreased by $71.4 million to $374.1 million during the first quarter due primarily to discretionary repayments in connection with cash management activities.
•

The Company completed a new $400 million term debt securitization known as 2017-1 CLO, which issued replacement notes to refinance the existing 2013-1 CLO and extended the investment period by two years to March 2019 in what is known as a “reset” transaction.

•	Term debt securitization balances decreased from the prior quarter by $53.1 million to $2.1 billion at March 31, 2017.
•	As a result, total debt decreased by approximately $119.3 million to $3.2 billion at March 31, 2017 and leverage decreased to 5.0x compared to 5.1x at the end of the prior quarter.

Equity

•	Book value per share increased by $0.09 to $15.21 at the end of the first quarter compared to $15.12 at the end of the prior quarter due primarily to accretive share repurchases and retained earnings.
•

Average diluted shares outstanding totaled 41.8 million for the quarter, down from 43.8 million for the prior quarter, and total outstanding shares at March 31, 2017 were 42.3 million compared to 42.8 million at December 31, 2016.

•	The Company repurchased 896,841 shares at an average cost of $9.80, or approximately $9 million, and paid dividends totaling $0.9 million in the first quarter.

•

Pre-tax returns on average equity decreased to 1.5% in the first quarter from 11.1% in the prior quarter.  On an after-tax basis, returns on average equity decreased to 0.9% in the first quarter from 6.3% from the prior quarter.

Other

•

Rating agencies, S&P and Fitch, each affirmed NewStar’s BB- corporate credit rating during the first quarter.  Included in their respective ratings reports, S&P also affirmed a ‘negative’ outlook for the Company, while Fitch affirmed a ‘stable’ outlook.

Conference Call and Webcast

NewStar will host a webcast/conference call to discuss the results today at 10:00 am Eastern Time. All interested parties are invited to participate via telephone or webcast, which will be hosted through the Events & Presentations under News & Noteworthy section at www.newstarfin.com. Please visit the website to register for the webcast and test your connection prior to the call. You can also access the conference call by dialing 877-755-7419 approximately 5-10 minutes prior to the call.  International callers should dial 973-200-3080. All callers should reference “NewStar Financial.”

For convenience, an archived replay of the call will be available through May 11, 2017 by dialing 855-859-2056. International callers should call 404-537-3406. For all replays, please use the passcode 8405117. The audio replay will also be available through the News & Noteworthy section at www.newstarfin.com.

About NewStar Financial

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers with expertise in key industry sectors. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds and separate accounts that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago, IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

For additional information contact:

Robert K. Brown

500 Boylston Street, Suite 1250

Boston, MA 02116

617.848.2558

rbrown@newstarfin.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future performance, our expectations regarding our ability to support continued future asset growth or expense reductions and the declaration of future dividends.  All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans (including those relating to the transition to a hybrid asset manager), the market price for NewStar’s stock prevailing from time to time, the nature of other investment opportunities presented to NewStar from time to time, objectives, future performance, financing plans and restrictive covenants in our debt instruments. As such, they are subject to material risks and uncertainties, including our ability to leverage new and future assets to support growth, the continued success of our strategic relationships; the general state of the economy; our ability to compete effectively in a highly competitive industry; our ability to integrate acquired businesses; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of our 2016 Annual Report on Form 10-K, and as supplemented by any Risk Factors contained in our Quarterly Reports on Form 10‑Q.  NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. NewStar plans to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 with the SEC on or before May 10, 2017 and urges its shareholders to refer to that document for more complete information concerning NewStar’s financial results.

Non-GAAP Financial Measures

References to “total revenue” refer to net interest income plus non-interest income.  “Adjusted operating expenses” refers to operating expenses, excluding severance costs and compensation expense related to restricted stock grants that are required to be included under GAAP.  NewStar management uses adjusted operating expenses to analyze performance in support of operational and investment decisions, and NewStar believes that these measurements provide useful information to investors in their evaluation of our financial performance and condition.  Excluding non-recurring items from revenue measures and excluding expenses incurred in connection with severance costs and compensation expense related to equity awards each eliminate unique amounts that make it difficult to assess our core performance and compare our period over period results. Reconciliations of these non-GAAP financial measures to their respective most directly comparable GAAP measures are included on page 11 of this release.

NewStar Financial, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Assets:

Cash and cash equivalents	$15,374	$154,480	$150,657
Restricted cash	309,368	262,643	155,346
Cash collateral on deposit with custodians	7,564	7,564	19,442
Investments in debt securities, available-for-sale	127,543	119,307	89,687
Loans held-for-sale, net	255,961	144,060	468,443
Loans and leases, net	3,148,767	3,239,191	3,029,315
Interest receivable	13,724	14,622	13,269
Property and equipment, net	254	274	405
Deferred income taxes, net	40,582	40,807	33,653
Income tax receivable	4,334	—	6,398
Goodwill	17,884	17,884	17,884
Identified intangible asset, net	488	572	822
Other assets	43,858	39,188	22,623
Total assets	$3,985,701	$4,040,592	$4,007,944

Liabilities:

Credit facilities, net	$374,116	$445,493	$538,512
Term debt securitizations, net	2,141,949	2,195,064	2,044,931
Senior notes, net	374,374	373,919	372,560
Subordinated notes, net	243,236	241,390	235,855
Repurchase agreements, net	57,973	55,046	94,785
Accrued interest payable	32,652	21,319	30,333
Income tax payable	—	12,562	—
Other liabilities	118,394	48,377	31,552
Total liabilities	3,342,694	3,393,170	3,348,528
Total stockholders' equity	643,007	647,422	659,416
Total liabilities and stockholders’ equity	$3,985,701	$4,040,592	$4,007,944

NewStar Financial, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share amounts)	2017	2016	2016
Net interest income:
Interest income	$55,082	$64,217	$61,952
Interest expense	41,094	43,529	39,433
Net interest income	13,988	20,688	22,519
Provision for credit losses	6,149	2,635	17,713
Net interest income after provision for credit losses	7,839	18,053	4,806

Non-interest income (loss):
Asset management income	3,647	3,062	3,441
Fee income	3,193	1,442	1,193
Loss on derivatives, net	—	(153)	(7)
Gain (loss) on sale of loans, net	696	(2,131)	(107)
Other miscellaneous income	1,498	1,327	1,955
Mark to market adjustment on fair value loans	(2,769)	1,830	(105)
Loss on total return swap	—	—	(6,062)
Net unrealized (loss) gain on loans held-for-sale	(114)	7,751	(3,667)
Gain on sale of Business Credit and Equipment Finance assets	—	6,655	22,511
Total non-interest income	6,151	19,783	19,152
Operating expenses:
Compensation and benefits	7,437	10,704	10,638
General and administrative expenses	4,200	8,758	6,430
Total operating expenses	11,637	19,462	17,068
Income from operations before income taxes	2,353	18,374	6,890
Income tax expense	971	8,044	2,881
Net income	$1,382	$10,330	$4,009

Earnings per share:
Basic EPS	$0.03	$0.23	$0.09
Diluted EPS	$0.03	$0.23	$0.09

Weighted average shares outstanding:
Basic	41,789,915	43,732,133	46,447,008
Diluted	41,827,138	43,780,606	46,447,008

Dividends declared per common share	$0.02	$—	$—

 NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Performance Ratios:
Return on average assets	0.14%	0.98%	0.40%
Return on average equity	0.87	6.26	2.46
Pre-tax return on average equity (ROAE)	1.47	11.14	4.23
Net interest margin, before provision	1.45	1.96	2.21
Operating expenses as a percentage of average AUM	0.68	1.15	1.00
Operating expenses as a percentage of average total assets	1.19	1.84	1.68
Efficiency ratio	57.78	48.09	40.96
Portfolio yield	6.29	6.53	6.28

Credit Quality Ratios:
Delinquent loan rate for loans 60 days or more
past due (at period end)	0.65%	0.64%	0.60%
Delinquent loan rate for accruing loans 60 days
or more past due (at period end)	—	—	—
Non-accrual loan rate (at period end)	3.18	2.99	3.62
Non-performing asset rate (at period end)	3.65	3.45	3.63
Annualized net charge off (recovery) rate (end of period loans)	0.69	2.26	0.93
Annualized net charge off (recovery) rate (average period loans)	0.65	1.98	0.76
Allowance for credit losses ratio (at period end)	1.85	1.76	2.19

Capital and Leverage Ratios:
Equity to assets	16.13%	16.02%	16.45%
Debt to equity	4.96	5.11	4.98
Book value per share	$15.21	$15.12	$13.84

Average Balances:
Loans and other debt products, gross	$3,541,036	$3,904,115	$3,963,680
Interest earning assets	3,916,700	4,192,123	4,099,105
Total assets	3,979,213	4,196,793	4,079,168
Interest bearing liabilities	3,338,294	3,588,650	3,475,454
Equity	647,598	656,282	655,422
Assets under management (AUM)	6,948,574	6,758,842	6,883,009

Allowance for credit loss activity:
Balance as of beginning of period	$51,408	$66,366	$58,726
General provision for credit losses	(115)	1,430	1,071
Specific provision for credit losses	6,264	2,498	16,642
Net (charge offs) recoveries	(5,476)	(18,886)	(7,328)
Reclass of Equipment Finance to Assets held-for-sale	—	—	(1,819)
Balance as of end of period	$52,081	$51,408	$67,292

NewStar Financial, Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2016	2016	2016
Supplemental Data (at period end):
Investments in debt securities	$133,803	$126,050	$96,288
Loans, held-for-sale	258,430	145,966	475,383
Loans held-for-investment	3,227,895	3,319,550	3,162,571
Loans and investments in debt securities	3,620,128	3,591,566	3,734,242
Deferred fees, net	(36,278)	(38,072)	(79,929)
Allowance for loan losses - general	(31,020)	(31,165)	(29,533)
Allowance for loan losses - specific	(20,559)	(19,771)	(37,335)
Total loans and investments in debt securities, net	$3,532,271	$3,502,558	$3,587,445

Unused lines of credit	313,712	326,051	280,283
Standby letters of credit	8,053	8,239	8,745
Total unfunded commitments	$321,765	$334,290	$289,028

NewStar Financial, Inc.

Non-GAAP Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2017	2016	2016
Performance Ratios:
Adjusted operating expenses as a percentage of average total assets	1.10%	1.42%	1.59%

Consolidated Statement of Operations Adjustments (1):
Operating expenses	$11,637	$19,462	$17,068
Less: non-cash equity compensation expense (2)	857	921	951
Less: severance expenses	—	3,519	—
Adjusted operating expenses	$10,780	$15,022	$16,117

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Risk-adjusted revenue
Net interest income after provision for credit losses	$7,839	$18,053	$4,806
Non-interest income	6,151	19,783	19,152
Risk-adjusted revenue	$13,990	$37,836	$23,958

(1) Adjustments are pre-tax, unless otherwise noted.
(2) Non-cash compensation charge related to restricted stock grants.

NewStar Financial, Inc.

Portfolio Data

(unaudited)

	March 31,		December 31,		March 31,

($ in thousands)	2017		2016		2016

Portfolio Data: (Balance Sheet AUM)
Leveraged Finance	$3,609,467	99.7%	$3,580,942	99.7%	$3,479,738	93.2%
Real Estate	10,661	0.3	10,624	0.3	78,998	2.1
Equipment Finance	—	—	—	—	175,506	4.7
Total	$3,620,128	100.0%	$3,591,566	100.0%	$3,734,242	100.0%

Managed Portfolio (AUM)
Commercial Lending
Loans held-for-investment (1)	$2,821,316	42.8%	$2,915,805	43.3%	$3,073,327	$46.8%
Loans held-for-sale (1)	258,430	3.9	145,966	2.1	475,383	6.7
Total Commercial Lending	$3,079,746	46.7%	$3,061,771	45.4%	$3,548,710	53.5%

Asset Management
Middle Market Direct Lending
Investments in debt securities (1)	$133,803	2.0%	$126,050	1.9%	$96,288	1.5%
Arlington Program (2)	403,860	6.1	402,762	6.0	401,901	6.1
Berkeley Fund (2)	502,203	7.6	502,245	7.4	—	6.1
Clarendon Fund (2)	400,196	6.1	399,022	5.9	401,366	-
Credit Opportunities Fund (2)	10,559	0.2	10,661	0.2	15,360	0.2
Global Atlantic SMA	4,092	—	—	—	—	—
Sub-total Middle Market Direct Lending	1,454,713	22.0%	1,440,740	21.4%	914,915	13.9%
Liquid/Tradeable Credit
Arch Street (2)	406,579	6.2%	403,745	6.0%	89,244	1.3
Avery Street (2)	—	—	51,556	0.8	108,697	1.6
Emerson Place (2)	43,227	0.7	82,660	1.2	156,147	2.4
Hull Street (2)	494,927	7.5	495,684	7.3	500,717	7.6
Lime Street (2)	191,760	2.9	241,145	3.6	250,904	3.8
Longfellow Place (2)	499,091	7.6	500,080	7.4	502,182	7.6
Staniford Street (2)	398,618	6.0	398,329	5.9	400,803	6.1
Other (2)	29,066	0.4	64,153	1.0	147,590	2.2
Sub-total Liquid/Tradeable Credit	2,063,268	31.3%	2,237,352	33.2%	2,156,284	32.6%
Total Managed Assets	$6,597,727	100.0%	$6,739,863	100.0%	$6,619,909	100.0%

(1) Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS), assets held-for-sale, and loans held-for-investment.  Cash and other consolidated assets of NewStar Financial Inc. are excluded.

(2) Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.